EXHIBIT 10.1               ENGAGEMENT AGREEMENT

                                                    March 1, 2000


VIA FACSIMILE
(949) 851-0159

FIGHTON SUCCESSION CORPORATION
19900 MacArthur Boulevard

Suite 660
Irvine, California 92612

         Re:      Engagement
                  ----------

Gentlemen:

         By this letter we intend to evidence terms under which Fighton Succession Corporation ("Client") engages Boyd & Chang, LLP (the "Firm"). Our agreement is as follows.

(ii) Engagement. Client engages the Firm to provide legal services for Client as requested. The nature of the services to initially be provided are general corporate securities and related services.

(iii) Legal Fees. Client will pay the Firm for legal services performed at the rates set forth in Schedule "A".

         3. Additional Support. The Firm will also provide client with all necessary secretarial support and office, telephone, furniture, facsimile, reception and administrative services as are necessary to operate Client from time to time at the flat rate of $250 per month set forth in this Agreement.

         4. Statements. The Firm will send Client a statement setting forth the fees and costs incurred by Client on a monthly basis. All such fees and costs shall accrue and non-reimbursable in the form of cash.


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         5.       Results. The Firm has made no promises or guarantees to Client concerning the outcome of the referenced matter, and nothing in this agreement shall be construed as such a promise or guarantee.

         6. Termination of Services. Our relationship shall be at will and either the Firm or Client shall have the right to terminate this relationship at any time with or without cause.

         7. Arbitration. Any dispute hereunder, or concerning the rights of any of the parties hereto, including, but not limited to, any dispute over the amount of fees or costs due and owing and any dispute over alleged malpractice shall be decided by arbitration by a retired judge of the Superior Court to be agreed upon by the parties. Client understands that it may well be entitled to a jury trial as to any claim against the Firm for malpractice or for other claims and that Client hereby waives any such right. Client represents that it has had the opportunity to consult independent counsel of its choice regarding its waiver of any right to a jury as specified above and as to the other terms of this agreement and has either done so or has knowingly and willingly of its own free choice chosen not to consult such independent counsel. If the parties cannot agree upon an arbitrator, the presiding judge of the Superior Court of Orange County shall be requested to appoint a retired judge to act in such capacity, upon petition of any party hereto. In the event the presiding judge fails or refuses for thirty (30) days after a request to make such appointment, the court shall be petitioned to appoint a lawyer licensed to practice in California as sole arbitrator. Any decision or award as a result of any arbitration proceeding shall include the assessment of costs and reasonable attorneys' fees to the prevailing party and shall be enforceable in any court of law.

         8. Entire Agreement. This agreement contains the entire understanding among the parties hereto and supersedes any prior understandings and agreements among us with respect to the subject matter herein. There are no representations, agreements, arrangements or understandings among the parties, oral or written, relating to the subject matter of this agreement that are not fully expressed herein. Any statements, promises or inducements, whether made by any party or agent of any party, that are not contained in this agreement shall not be valid or binding. This agreement may not be enlarged, modified or altered except by a written agreement signed by all the parties hereto.

         9. Notice. All notices, requests, demands or other communications necessary to be given hereunder shall be in writing and shall be deemed to have been given if delivered via facsimile or if mailed by United States Mail, postage prepaid, to the parties at the following addresses (or at such other addresses as a party may notify the other party of in writing in accordance with this section).

If to the Firm address to:          Boyd & Chang, LLP
                                    19900 MacArthur Boulevard, Suite 660
                                    Irvine, CA 92612
                                    Facsimile:        (714) 851-0159
                                    Attention:        Patrick Boyd


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If to Client address to:            FIGHTON SUCCESSION CORPORATION
                                    19900 MacArthur Boulevard
                                    Suite 660
                                    Irvine, CA 92612
                                    Telephone:        (949) 851-9800
                                    Facsimile:        (949) 851-0159
                                    Attention:        Tim T. Chang

         10. Retention of Client's File. Client is entitled to a copy of the file materials maintained or generated by the Firm with respect to Client's representation by the Firm, except those undisclosed work product materials reflecting the Firm's impressions, conclusions, opinions, legal research or theories upon reasonable notice and at Client's expense. Where the Firm withdraws, Client cancels this agreement and substitutes the Firm out as attorneys of record in any litigation in which the Firm were representing
Client, or upon completion of the work for which the Firm were retained by Client, Client is entitled, upon giving the Firm reasonable notice, to custody of the original Client file and the Firm, at their expense, are entitled to keep a copy of any of said Client file materials they deem desirable. At the conclusion of the handling by the Firm of the matter to which this agreement pertains, the Firm may at any time, in the Firm's absolute discretion, store the original file or destroy all or part of the file.

         11. Counterparts. This agreement may be executed in counterparts, each of which may be deemed an original, and taken together they shall constitute one and the same agreement. For the purposes of the relationship between Client and the Firm, facsimiles and future means of electronic communication may be deemed and shall be treated as originals.

                                      * * *

         If the foregoing is acceptable to you, please sign where indicated below.

                                           Very truly yours,
                                           /s/Boyd & Chang, LLP
                                           --------------------
                                           BOYD & CHANG, LLP


                                           /s/Patrick R. Boyd
                                           ------------------
                                           Patrick R. Boyd
ACKNOWLEDGED AND AGREED TO
AS OF FEBRUARY 21, 2000

FIGHTON SUCCESSION CORPORATION



By: /s/Tim T. Chang
-------------------
Tim T. Chang, President


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                        SCHEDULE "A" OF SERVICES AND FEES
                        ---------------------------------

Deposit:       None
--------

                                             FEES

                                             FEES

               Senior Partner                                       $ 250

               Jr. Partner                                          $ 200

               Associate                                            $ 150

               Law Clerk                                            $  85

               Paralegal                                            $  85

               Computer Litigation
               Analyst                                              $  35



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